Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered into as of the 17th day of July, 2012, by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (“Sublandlord”), and DANAC, LLC, a Maryland limited liability company (“Subtenant”).

W I T N E S S E T H:

WHEREAS, by that certain Office Lease Agreement dated as of the 27th day of April, 2007, as amended by Amendment No. 1 to Lease dated as of August 25, 2008, and Amendment No. 2 to Lease dated as of February 17, 2009, and Amendment No. 3 to Lease dated as of April 8, 2010 (collectively and together with any other amendments thereto, the “Prime Lease”), Wisconsin Place Office LLC (“Landlord”) leases to Sublandlord certain premises (the “Master Premises”) in the building known as Wisconsin Place and located at 5404 Wisconsin Avenue, Chevy Chase, Maryland (the “Building”); and

WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, a portion of the Master Premises consisting of approximately 5,603 square feet of rentable area of the third (3rd) floor of the Building, as depicted on Exhibit A hereto (hereinafter referred to as the “Subleased Premises”), all upon the terms and subject to the conditions and provisions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. Demise; Use. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord the Subleased Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for general office use and for no other purpose.

2. Term.

(a) Subject to subsection (b) below, the term of this Sublease shall commence on January 1, 2013 (the “Commencement Date”), and, unless sooner terminated pursuant to the provisions hereof, shall terminate on May 25, 2024, or any earlier date as of which the Prime Lease may be terminated. As soon as practicable following September 1, 2012, Sublandlord shall provide Subtenant access (“Early Access”) to the Subleased Premises for the exclusive purpose of installing Subtenant’s telecommunications and data cabling and equipment. During such period of Early Access, all of the provisions of this Sublease shall be in effect, except for Subtenant’s obligation to pay Base Rent or additional rent, and except for Subtenant’s right to use the Subleased Premises for the operation of its business. Subtenant shall coordinate its telecommunications and data work with Sublandlord to avoid interference with completion of the Subleasehold Improvements.

(b) Notwithstanding anything to the contrary in this Sublease, if Sublandlord has not completed the Subleasehold Improvements and provided Subtenant with Early Access on or before December 15, 2012, then the Commencement Date shall be delayed by one day for each day after December 15, 2012 that elapses before Sublandlord completes the Subleasehold Improvements and provides Subtenant with Early Access.

3. Base Rent.

(a) Subtenant shall pay to Sublandlord base rental (“Base Rent”) for the Subleased Premises as follows:

Lease Period	Annual Base Rent per Rentable Square Foot	Annual Base Rent	Monthly Base Rent
Commencement Date – 12/31/13	$45.25	$253,535.75	$21,127.98
1/1/14 – 12/31/14	$46.49	$260,483.47	$21,706.96
1/1/15 – 12/31/15	$47.77	$267,655.31	$22,304.61
1/1/16 – 12/31/16	$49.09	$275,051.27	$22,920.94
1/1/17 – 12/31/17	$50.44	$282,615.32	$23,551.28
1/1/18 – 12/31/18	$51.82	$290,347.46	$24,195.62
1/1/19 – 12/31/19	$53.25	$298,359.75	$24,863.31
1/1/20 – 12/31/20	$54.71	$306,540.13	$25,545.01
1/1/21 – 12/31/21	$56.22	$315,000.66	$26,250.06
1/1/22 – 12/31/22	$57.76	$323,629.28	$26,969.11
1/1/23 – 12/31/23	$59.35	$332,538.05	$27,711.50
1/1/24 – 5/25/24	$60.98	$341,670.94	$28,472.58

Base Rent shall be due and payable in equal monthly installments. Each such installment shall be due and payable in advance on the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Base Rent for such month shall be prorated; prorated Base Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences. Concurrently with its execution of this Sublease, Subtenant shall pay to Sublandlord the installment of Base Rent due for the first full calendar month within the term of this Sublease following the abatement period described in Section 3(c) below.

(b) Except as otherwise provided in this Sublease, all Base Rent and additional rent shall be paid without any notice, setoff or deduction whatsoever, and shall be paid to Sublandlord at its address set forth in Section 15 below or at such other place as Sublandlord may designate by notice to Subtenant.

(c) Notwithstanding anything to the contrary set forth above, so long as Subtenant is not in default hereunder beyond any applicable notice and cure period, Base Rent payable by Subtenant to Sublandlord as provided above shall be abated for the first five (5) months of the term of this Sublease. If the Commencement Date is later than January 1, 2013, then this 5-month abatement period shall be calculated by using a period of one hundred fifty (150) days from the Commencement Date. The date which is one calendar day after the end of the abatement period as defined in this paragraph, shall be called the “Post-Abatement Commencement Date”.

4. Additional Rent; Payments; Interest.

(a) In addition to the Base Rent described above, commencing on January 1, 2014, Subtenant shall pay to Sublandlord additional rent with respect to the Subleased Premises on account of Operating Expenses and Real Estate Taxes in accordance with the provisions of the Prime Lease; provided, however, that Subtenant shall be liable only for increases in Operating Expenses and Real Estate Taxes above a calendar year 2013 base year (the “Base Year”). Subtenant’s share of the Operating Expenses and Real Estate Taxes shall be 4.157% of increases billed to Sublandlord above the Base Year amounts.

(b) Subtenant shall pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease which are attributable to Subtenant, its agents, employees, customers or invitees. By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating at Subtenant’s request to the Subleased Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Subleased Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Section 4(b).

(c) Each amount due pursuant to Section 4(a) and 4(b) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the tenth day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.

(d) All amounts other than Base Rent payable to Sublandlord under this Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Base Rent and additional rent shall be subject to the same late charges and interest as are applicable to late payments under the Prime Lease.

(e) Subtenant shall pay directly to Landlord on or before the applicable due dates for all services requested by Subtenant that are billed by Landlord directly to Subtenant rather than through Sublandlord.

5. Condition of Subleased Premises and Construction of Improvements.

(a) Subtenant accepts the Subleased Premises in their current “as-is” condition; provided, however, that prior to the Commencement Date, Sublandlord, at its cost, will build-out the Subleased Premises in accordance with the scope of work attached hereto as Exhibit B (the “Subleasehold Improvements”). All of the Subleasehold Improvements shall be constructed using approved materials, in a good and workmanlike manner. Sublandlord shall complete the Subleasehold Improvements on or before December 15, 2012.

(b) Subtenant’s taking possession of the Subleased Premises shall be conclusive evidence as against Subtenant that the Subleased Premises were in good working order and satisfactory condition when Subtenant took possession. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Subleased Premises in at least as good condition as at the commencement of the term hereof, ordinary wear and tear, casualty loss, and permitted alterations excepted.

6. The Prime Lease.

(a) This Sublease and all rights of Subtenant hereunder and with respect to the Subleased Premises are subject and subordinate to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Subleased Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:

(i) for the payment of rent in amounts other than as set forth in this Sublease;

(ii) that Subtenant shall not have any obligation or right to construct or install leasehold improvements except as may be expressly provided herein; and

(iii) that the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements or construction allowances and any provisions of the Prime Lease granting Sublandlord any expansion options, renewal options, termination options, or rights of first offer or first refusal.

(b) Without limitation of the foregoing:

(i) Subtenant shall not make any changes, alterations or additions in or to the Subleased Premises except as otherwise expressly provided herein;

(ii) If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord. Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;

(iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the Master Premises shall inure to the benefit of Sublandlord and its agents and representatives with respect to the Subleased Premises;

(iv) Sublandlord shall also have all other rights, privileges, options, reservations and remedies granted or allowed to or held by Landlord under the Prime Lease;

(v) Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as additional insureds Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them. Simultaneously with the execution of this Sublease and thereafter not later than thirty (30) days before any scheduled date of expiration of such insurance, Subtenant shall furnish Sublandlord with certificates of insurance evidencing that Subtenant is carrying the insurance required to be carried by Subtenant hereunder; and

(vi) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be cancelled or terminated.

(c) Notwithstanding anything contained herein or in the Prime Lease that may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i) Subtenant shall not assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Subleased Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Subleased Premises or any part thereof, without the prior written consent of Prime Landlord and Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed);

(ii) Neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Subleased Premises, the Master Premises or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such event;

(iii) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Building, the Master Premises or the Subleased Premises;

(iv) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and

(v) Subject to Section 6(a) above, as between Sublandlord and Subtenant, in the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

(d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations or warranties, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts to obtain the same from Landlord, at no expense to Sublandlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Subleased Premises on account of such failure.

(e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

7. Default by Subtenant.

(a) Upon the happening of any of the following:

(i) Subtenant fails to pay any Base Rent within five (5) days after the date such payment is due;

(ii) Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for five (5) days after notice thereof from Sublandlord to Subtenant;

(iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for thirty (30) days after notice thereof from Sublandlord to Subtenant; provided, however, that if such failure cannot be cured within such 30-day period, then Subtenant shall not be in default hereunder if Subtenant commences the cure within the 30-day period and thereafter diligently pursues the cure to completion, but not to exceed ninety (90) days after notice thereof; or

(iv) any other event occurs which involves Subtenant or the Subleased Premises and which would constitute a default under the Prime Lease if it involved the Sublandlord or the Master Premises;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and attorneys’ fees incurred by Sublandlord in connection therewith, together with interest on all of the foregoing at the rate specified in Section 4(d) above as applicable to late payments of rent, shall be due as additional rent hereunder.

8. Nonwaiver. Failure of either party to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term of affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.

9. Cumulative Rights and Remedies. All rights and remedies of Sublandlord and Subtenant under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

10. Indemnity. Subtenant agrees to indemnify, defend and hold harmless Landlord, Sublandlord and the managing agent of the Building and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Subtenant’s occupancy of the Subleased Premises, Subtenant’s construction of any leasehold improvements in the Subleased Premises, any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed by it under this Sublease or pursuant to the terms of this Sublease, or any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Subleased Premises, except to the extent resulting from the gross negligence or willful misconduct of Sublandlord or its employees, agents and contractors. Sublandlord agrees to indemnify, defend and hold harmless Subtenant and its officers, directors, partners, agents and employees from and against any and all claims, demands, costs and expenses of every kind and nature, including reasonable attorneys’ fees and litigation expenses, arising from any breach or default on the part of Sublandlord in the performance of any agreement or covenant of Sublandlord to be performed or performed by it under the Prime Lease, this Sublease, or pursuant to the terms of this Sublease, except to the extent resulting from the gross negligence or willful misconduct of Subtenant or its employees, agents and contractors. In case any such proceeding is brought against any of said indemnified parties, the indemnifying party covenants, if requested by indemnified party, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to the indemnified party.

11. Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waives any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees, for any loss or damage that may occur to the Subleased Premises or the Master Premises, or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against (or required by the Prime Lease or this Sublease to be insured against) under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law.

12. Brokerage Commissions. Each party hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Sublease, excepting only Larsen Commercial Real Estate Services, Inc. (“Larsen”), whose commission shall be paid by Sublandlord pursuant to the terms of a separate written agreement, and CBRE Real Estate Services, whose commission shall be paid by Sublandlord pursuant to the terms of a separate written agreement, and that it knows of no other real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.

13. Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved, Subtenant’s assigns.

14. Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Subleased Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

15. Notices. Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Subleased Premises shall be in writing and shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Sublandlord:

CapitalSource Finance LLC

5404 Wisconsin Avenue, Second Floor

Chevy Chase, MD 20815

Attn: General Counsel

If to Subtenant:

Before Commencement Date:

DANAC LLC

7501 Wisconsin Avenue

Suite 1120E

Bethesda, Maryland 20814

Attn: Eugene A. Carlin, Jr.

After Commencement Date:

DANAC LLC

5404 Wisconsin Avenue

Suite 301

Chevy Chase, Maryland 20815

Attn: Eugene A. Carlin, Jr.

Notices and demands shall be deemed to have been given three (3) business days after mailing if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.

16. Authority, etc. Each party represents and warrants to the other that this Sublease has been duly authorized, executed and delivered by and on behalf of such party and constitutes its valid, enforceable and binding agreement.

17. Security Deposit.

(a) Concurrently with its execution of this Sublease, Subtenant shall deposit with Sublandlord Twenty-One Thousand One Hundred Twenty-Seven and 98/100 Dollars ($21,127.98) as security for the full and faithful performance of every provision of this Sublease to be performed by Subtenant. If Subtenant defaults with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of rent, Sublandlord may use, apply or retain all or any part of said security deposit for the payment of any rent and any other sum in default, or for the payment of any other amount which Sublandlord may spend or become obligated to spend by reason of Subtenant’s default or to compensate Sublandlord for any other loss or damage which Sublandlord may suffer by reason of Subtenant’s default. If any portion of said security deposit is so used or applied, Subtenant shall, within five (5) days after written demand therefor, deposit cash with Sublandlord in an amount sufficient to restore the security deposit to its original amount, and Subtenant’s failure to do so shall be a material breach of this Sublease. Except to the extent required by law, Sublandlord shall not be required to keep said security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any security deposit. If Subtenant shall fully and faithfully perform every provision of this Sublease to be performed by it, said security deposit or any balance thereof shall be returned to Subtenant (or, at Sublandlord’s option, to the last assignee of Subtenant’s interest hereunder) within thirty (30) days after the expiration of the term and Subtenant’s vacation of the Subleased Premises. Nothing herein shall be construed to limit the amount of damages recoverable by Sublandlord or any other remedy to the security deposit.

(b) At Subtenant’s election, the security deposit may take the form either of cash or of an unconditional, irrevocable letter of credit (the “Letter of Credit”) from a U.S. banking institution reasonably acceptable to Sublandlord, insured by a federal insurance agency (“Issuer”). The Letter of Credit shall (i) meet the requirements of the “Uniform Customs and Practice for Documentary Credits,” ICC No. 500 (1993 Edition), (ii) name Sublandlord as beneficiary, (iii) be in the amount of the security deposit required hereunder, (iv) be payable in full or partial draws against Sublandlord’s sight draft, (v) include an “evergreen” provision which provides that the Letter of Credit shall be renewed automatically on an annual basis unless the Issuer delivers thirty (30) days prior written notice of cancellation to Sublandlord, (vi) have an initial expiration date no earlier than one year from the date of issue, and (vii) otherwise be in form and substance satisfactory to Sublandlord. In the event the Letter of Credit is ever not renewed when required hereunder, Sublandlord shall have the right to draw upon the Letter of Credit and hold the proceeds thereof as a cash security deposit.

18. Parking. During the term of this Sublease, Subtenant shall have the right to purchase two (2) monthly parking permits in the Building’s parking garage for each 1,000 square feet of rentable area in the Subleased Premises, upon the terms and conditions set forth in Article XXIV of the Prime Lease. Subtenant shall coordinate payment and parking passes directly with Landlord or the operator of the garage.

19. Furniture. Throughout the term of this Sublease, Subtenant shall be permitted to use the furniture located in the Subleased Premises on the date of this Sublease (the “Furniture”). The Furniture is provided in its “as-is” condition upon delivery of the Subleased Premises. Subtenant shall maintain the Furniture in good condition and repair, ordinary wear and tear excepted, and shall leave the Furniture in the Subleased Premises upon the expiration or earlier termination of this Sublease. Sublandlord shall have no liability for moving the Furniture or any of Subtenant’s own personal property. Notwithstanding the foregoing, upon the written consent of Sublandlord, Subtenant may dispose of any Furniture that cannot be repaired at a reasonable cost or is beyond its useful life. Any furniture or other personal property purchased by Subtenant shall remain Subtenant’s property.

20. Rooftop Deck. Subject to rules and regulations developed by Sublandlord, Subtenant may have occasional scheduled access to the rooftop deck at the Building without additional charge. Such access is not intended to be a daily or frequent occurrence. Subtenant shall schedule use in advance with Sublandlord on an as-available basis. Subtenant acknowledges that Sublandlord is a regulated entity subject to strict security and confidentiality requirements; therefore, it shall not be unreasonable for Sublandlord to restrict access to the rooftop deck if required by a regulating authority or in Sublandlord’s discretion from time to time.

21. Signs. Subject to Landlord’s approval, Subtenant, at its sole expense, (i) may install one (1) Building-standard suite entry sign at the main entrance to the Subleased Premises, (ii) shall be entitled to one (1) listing on the Building directory in the main lobby of the Building, and (iii) Subtenant will be allowed to post the “DANAC” logo in vertical format on the glass panel next to the entrance door to the Premises.

22. Modifications. Sublandlord shall not amend the Prime Lease with respect to any provision that would affect Subtenant’s rights or obligations hereunder without the Subtenant’s prior written consent.

23. No Breach of Prime Lease. Sublandlord shall not do or permit to be done any act which may constitute a breach or violation of any term, covenant or condition of the Prime Lease and which is not cured within any cure period granted under the Prime Lease.

24. Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon Landlord consenting hereto by executing and delivering a counterpart of this Sublease or a separate instrument signifying its consent. In the event Landlord’s consent is not obtained within thirty (30) days after the date hereof, this Sublease shall be null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Subleased Premises.

25. Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Subleased Premises or in any manner bind Sublandlord, and no lease, sublease or obligation of Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 24 above.

26. Guaranty. Contemporaneously with the execution and delivery of this Sublease, Subtenant shall cause John F. Jaeger (the “Guarantor”) to enter into a deliver to Sublandlord a duly executed Guaranty of Sublease in the form attached to this Sublease as Exhibit C (the “Guaranty”). Notwithstanding any provision of this Sublease to the contrary, the occurrence of any of the following shall constitute an immediate Event of Default under this Sublease: (a) any failure by Guarantor to timely perform its obligations under the Sublease; (b) Guarantor shall at any time become the subject of a bankruptcy or insolvency proceeding, or shall otherwise become unable to pay his debts as they become due: or (c) Guarantor dies and his estate fails to expressly assume Guarantor’s obligations under this Sublease within thirty (30) days of Guarantor’s death. Provided there is no default under the Sublease, this Guaranty shall expire on the third anniversary of the date of the Post-Abatement Commencement Date, provided that such expiration shall not affect, release or otherwise limit any claims which may have been asserted against Guarantor pursuant to the Guaranty prior to such expiration date, all of which claims shall expressly survive such expiration.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease under seal as of the date aforesaid.

ATTEST/WITNESS:	Sublandlord: CAPITALSOURCE FINANCE LLC

By:	By:	/s/ Sima Parsa	(Seal)
	Its:	Vice President, Corporate Real Estate & Procurement

Subtenant: DANAC LLC

By:	/s/ Douglas E. Bream	By:	/s/ John F. Jaeger	(Seal)
		Its:	Chairman and Manager

EXHIBIT A

Subleases Premises

EXHIBIT B

Scope of Work

1.	Demo twelve (12) LF of wall next to accounting office. Remove glass and install three (3) LF of drywall partition. Install new carpet and base in new large room.

2.	Shift three (3) workstations approximately one (1) foot.

3.	Furnish and install ninety (90) LF of demising partition.

4.	Demo one (1) wall between offices. Demo one (1) door and frame, close opening. Furnish and install new carpet and base in expanded office.

5.	Demo walls, door and frame and expand with new glass wall and glass door to create conference room. Furnish and install new carpet and base in new conference room.

6.	Relocate doors from elevator lobby to new suite entry, including new glass on sides of doors.

7.	Demo partitions, furnish and install new partitions to create new reception, closet, office, LAN room, storage, and admin area. Furnish and install new carpet and base.

8.	Prep and paint drywall partitions and doors and frames throughout space.

9.	Electrical relocation of switches, outlets and fixtures. Six (6) additional voice/data outlets required contractor ring and string at locations designated by sub-tenant.

10.	HVAC relocation.

11.	Sprinkler relocation.

12.	Ceiling tile replacement in areas of construction. Total costs for above work: match existing

13.	Conference room: GWB ceiling in lieu of suggested ACT. Recessed down lighting squared to match reception desk area.

14.	LAN Room: Static resistant VCT tile, wax.

15.	HVAC: air balanced upon completion.

16.	Batt installation in all new walls.

17.	Perimeter office glass privacy vinyl screening, window film.

18.	Delete two (2) existing workstation at accounting office.

19.	Allow for phone/fax jack-copier in pantry room.

20.	Core drill and x-ray required for poly com system.

21.	Delete wing wall at space #316, open up the corner.

22.	Relocate door to vacant tenant space so that it swings against the elevator wall.

23.	Furnish and install white melamine coat rod and shelf at Closet.

24.	At Reception #300: furnish and install new GWB ceiling with square downlights to match existing and linear diffusers. Use $30 s.f. for flooring allowance. Plan east wall to have full height anigre wood panels mounted to new demising wall. Plan west wall to have full height fabric panels along entire wall and concealed wood door; hold allowance for Forty Dollars ($40.00) per square yard fabric. Blocking in north wall to be provided for Tenant relocating 54” monitor; provide conduit for AV, power and cable. Reception desk to be relocated from Tenant existing space. Furnish and install new black lacquer return with file drawers. Base to match floor finishes selected by sub-tenant. 4’6”W x 2’0”D x 3’0”H to be installed with relocated Reception desk.

25.	At Conference #302: furnish and install full height fabric panels with drywall build out to align with existing column; figured anigre wood panels to align with fabric panels. Wood base to match wall finishes. Install glass door with 2’0” side glass panel. Align door with reception entrance glass door.

26.	Furnish and install new lighting in office #319.

27.	At existing offices that are being made larger: additional glass to be installed to match existing glass partitions. Doors to be reused where possible and finished to be patched and repaired to match existing. Carpet to be replaced as needed.

28.	At Administrative Assistant #316: furnish and install 3’6” high partitions with 10” deep stone transaction ledge, new 2’0” deep plastic laminate countertop with plastic laminate supports and new paint grade wood overhead bookshelf to be installed on east wall. File cabinets and etc. to be relocated by Tenant and coordinate with install work.

29.	Furnish and install new carpet and pad at corridors and workstation area. Carry allowance of $40 s.y.

30.	At existing Workroom #317: all existing storage and shelving to be removed.

31.	At new LAN Room #318: furnish and install slab partitions with sound attenuation, exhaust fan and louver within existing door with storeroom function hardware and closer. Electrical Requirements: three (3) dedicated circuits required, three (3) quads – dedicated, two (2) duplex outlets and three (3) data – ring and string.

32.	Existing power to be reused. Existing tele/data will need to be terminated back to panel in existing LAN Room. New tele/data to be pulled by Tenant Vendor.

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33.	New demising partitions to be slab sound insulated; all other new walls to be slab to ceiling. Existing partitions at demising partition locations to be built up to slab and filled with insulation.

34.	Patch and match existing finishes as necessary for construction or public corridor demising partitions.

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EXHIBIT C

Form of Guaranty

GUARANTY OF SUBLEASE

The undersigned John F. Jaeger, an individual (the “Guarantor”), hereby unconditionally and irrevocably guarantees to Sublandlord (a) the due and punctual payment in full (and not merely the collectability) of all Base Rent, additional rent, and all other amounts due and payable by DANAC, LLC, and its successors and assigns (collectively, “Subtenant”) under that certain Sublease dated July 17, 2012, by and between CapitalSource Finance LLC, as Sublandlord and Subtenant (as amended from time to time, the “Sublease”); and (b) the full and faithful performance and observance of all terms, covenants, and conditions contained in said Sublease to be performed or observed by Subtenant.

Guarantor expressly agrees that Sublandlord may, in its sole and absolute discretion, without notice to or further consent of Guarantor and without in any way releasing, affecting, or impairing the obligations and liabilities of Guarantor hereunder (a) waive compliance with any of the terms of the Sublease; (b) modify, amend, or change any provisions of the Sublease by agreement between Subtenant and Landlord; (c) grant extensions or renewals of the Sublease and/or effect any release, compromise, or settlement in connection therewith; (d) assign or otherwise transfer all or part of its interest in the Sublease, the Prime Lease (as defined in the Sublease), the Subleased Premises, or this Guaranty or any interest therein or herein; and (e) consent to an assignment, subletting, conveyance, or other transfer of all or any part of the interest of Subtenant in the Sublease.

If Subtenant holds over beyond the term of the Sublease, Guarantor’s obligations hereunder shall extend and apply with respect to the full and faithful performance and observance of all of the covenants, terms, and conditions of the Sublease and of any such modification thereof. This Guaranty, and all of the terms hereof, shall be binding on Guarantor and the successors, assigns, and legal representatives of Guarantor. Guarantor does not require and hereby waives all notices of Subtenant’s nonpayment, nonperformance, or nonobservance of the covenants, terms, and conditions of the Sublease. Guarantor hereby expressly waives all notices and demands otherwise required by law which Guarantor may lawfully waive.

Insofar as the payment by Subtenant of any sums of money to Sublandlord is involved, this Guaranty is a guaranty of payment and not of collection, and shall remain in full force and effect until payment in full to Sublandlord of all sums payable under the Sublease. Guarantor waives any right to require that Sublandlord bring any legal action against Subtenant before, simultaneously with, or after enforcing its rights and remedies hereunder against Guarantor. Sublandlord shall not be required to make any demand on Subtenant, apply any security deposit being held by Sublandlord on behalf of Subtenant or any other credit in favor of Subtenant, or otherwise pursue or exhaust its remedies against Subtenant before, simultaneously with, or after enforcing its rights and remedies hereunder against Guarantor. Neither Guarantor’s obligation to make payment in accordance with the terms of the Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, released, limited, or affected in any way by any impairment, modification, release, or limitation of the liability of Subtenant or its estate in bankruptcy, resulting from (a) the operation of any present or future provision of the Bankruptcy Code of the United States or from the decision of any court interpreting the same; (b) the rejection, or disaffirmance, of the Sublease in any such proceedings; or (c) the assumption and assignment or transfer of the Sublease by Subtenant or Subtenant’s bankruptcy trustee.

Guarantor represents and warrants that this Guaranty has been duly authorized, has been duly executed by Guarantor, and constitutes Guarantor’s valid and legally binding agreement in accordance with its terms. The liability of Guarantor is coextensive with that of Subtenant and also joint and several, and legal action may be brought against Guarantor and carried to final judgment either with or without making Subtenant a party thereto. Until all of Subtenant’s obligations under the Sublease are fully performed, Guarantor (a) waives any rights that Guarantor may have against Subtenant by reason of any one or more payments or acts in compliance with the obligations of Guarantor under this Guaranty; and (b) subordinates any liability of indebtedness of Subtenant held by Guarantor to the obligations of Subtenant to Sublandlord under its Sublease.

Provided there is no default under the Sublease, this Guaranty shall expire on the third anniversary of the Post-Abatement Rent Commencement Date in the Sublease, provided that such expiration shall not affect, release or otherwise limit any claims which may have been asserted against Guarantor pursuant to this Guaranty prior to such expiration date, all of which claims shall expressly survive such expiration.

Guarantor waives the benefit of any statute of limitations affecting Guarantor’s liability under this Guaranty. This Guaranty shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to the choice of law rules thereof. Guarantor hereby consents to the jurisdiction of any competent federal or state court located within the State of Maryland. Guarantor hereby waives trial by jury in any action brought on or with respect to this Guaranty. Guarantor agrees to pay all costs and expenses incurred by Sublandlord in enforcing this Guaranty, including, without limitation, all legal fees and disbursements.

IN WITNESS WHEREOF, the parties hereto have executed this Guaranty under Seal as of this 17th day of July, 2012.

WITNESSES AS TO GUARANTOR:	GUARANTOR: John F. Jaeger

/s/ Douglas E. Bream	/s/ John F. Jaeger	Seal
Signature	Signature

Douglas E. Bream
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